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                                                                    Exhibit 99.1
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NutraMax logo appears here

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                                 NEWS RELEASE


DAVID RADEKE, Chief Operating Officer                    IMMEDIATE
(978) 282-1800                                           December 21, 1999


                    NUTRAMAX UPDATES PROGRESS WITH LENDERS

     GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. announced today that its bank lenders have waived provisions of the December 1, 1999 Forbearance Agreement requiring the sale of the Optopics division and requiring the lenders' receipt of a refinancing proposal by December 15, 1999. The Company submitted two refinancing proposals to the lenders early last week, and each of the proposals provided liquidity for the Company to pay and preserve its trade credit.

     David Radeke, the Company's Chief Operating Officer, noted that "Our discussions to sell the Optopics division continue to proceed. We are also working closely with our lenders to ensure that the Company has a sound financial platform for the future."

     NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains and mass merchandisers under both store brand and control brands, including Powers, Sweet 'n Fresh(R), Pure & Gentle, Fresh 'n Easy, Pro Dental, American White Cross and NutraMax.

          Visit NutraMax on the Internet at http://www.nutramax.com.
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     Some of the information contained in this new release constitutes forward-
looking statements within the meaning of Section 27A of the Securities Section 21E of the Exchange Act. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from those set forth in the forward-looking statements. Some factors which may cause actual results to differ materially from those set forth in the forward-looking statements include the Company's ability to implement its refinancing proposals and the Company's ability to consummate the sale of the Optopics division.

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NutraMax Products, Inc., 51 Blackburn Drive, Gloucester, MA 01930
Tel: 978-282-1800 Fax: 978-281-0565